Exhibit 10.5

STATE OF SOUTH DAKOTA

BOARD OF ECONOMIC DEVELOPMENT

REVOLVING ECONOMIC DEVELOPMENT AND INITIATIVE FUND

(ARSD 68:02:01)

EMPLOYMENT AGREEMENT

REDI Loan Number 11-04-A

EMPLOYMENT AGREEMENT, made and entered into this 2nd day of November, 2011, by and between the State of South Dakota, Board of Economic Development, 711 Wells Avenue, Pierre, South Dakota 57501 (herein “BED”), and Manitex Load King, Inc., ( herein the “Borrower”).

WHEREAS, Borrower made an application (the “Application”) dated May 17, 2011 to BED for a loan from the Revolving Economic Development and Initiative Fund (REDI), for the purposes of Borrower’s business expansion or relocation in the State of South Dakota (the “Project”), as described with particularity in the Application and the BED Loan Documents, which are by this reference incorporated herein; and,

WHEREAS, the Application was approved by BED and the Borrower and BED entered into a certain Revolving Economic Development and Initiative Fund (REDI) Loan Agreement dated the 2nd day of November, 2011, (the “Loan Agreement”), whereby BED loaned to Borrower from the REDI Fund the sum of $857,500 together with interest thereon at 3% per annum, due and payable as set forth in the Promissory Note of even date, all pursuant to SDCL Chapter 1-33 and 1-16G, as amended, and ARSD Article 68:02 (the “BED Loan”); and,

WHEREAS, the BED Loan accrues interest at the rate of three percent per annum, which interest rate is below the prevailing rate available from commercial lending institutions at the time the BED Loan was made; and,

WHEREAS, part of the inducement and consideration for BED to make said BED Loan to Borrower is the Project’s creation of employment opportunities for South Dakota citizens, as set forth in the projections on Schedule A; and,

WHEREAS, Borrower has agreed to pay liquidated damages to BED in the event Borrower or the Project fails to meet the projections on Schedule A;

NOW, THEREFORE IT IS MUTUALLY AGREED AS FOLLOWS:

1. The parties specifically agree that due to the nature of the consideration for the BED Loan to the Borrower it is impracticable or extremely difficult to fix the actual damages resulting from the Borrower or the Project’s failure to meet the projections on Schedule A.

2. The parties specifically agree that if the Project fails to meet the employment projections set forth in Schedule A, or if the nature of the Project substantially changes or the Project or business ceases operations or relocates from Elk Point, South Dakota, so that there is a loss of the employment created by the Project in that area of the State, within five years from the date of this Employment Agreement, then BED shall have the option upon sixty (60) days’ written notice to the Borrower do either or both of the following:

(a) Accelerate the Maturity Date of the Note such that the total indebtedness owed by the Borrower to BED under the Note, including principal and interest shall become immediately due and payable; and

(b) Require Borrower to pay BED, in addition to all amounts due pursuant to the Note and related Loan Documents, liquidated damages as calculated below. It is agreed that liquidated damages will be computed as follows:

Damages shall be an amount equal to the difference between the total interest paid on each payment date prior to the final payment of the BED Loan and on the final payment date (whether at maturity or upon prepayment) and the total interest that would have been paid on those dates had the BED Loan been made at 6.5% the current commercial rate at the time of this Employment Agreement, rather than 3% the interest rate at which BED made the BED Loan to Borrower. By way of example, if BED demands such liquidated damages five years after the date of the Loan Agreement, and each monthly installment payment and the final payment on the BED Loan shall have been made when due without prepayment, and if no default exists, then the damages due and owing to BED will be $98,257.20.

(c). Borrower may, but is not required to, petition BED to waive, alter or extend Borrower’s obligation to create employment opportunities in connection with the Project. BED may grant or deny any such petition in its sole and exclusive discretion. BED may enforce the terms of this Agreement by giving the notice described above even if a petition is pending before it.

3. This Employment Agreement is made in consideration of the BED Loan.

4. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota. Any lawsuit pertaining to or affecting this Employment Agreement shall be brought in Circuit Court in and for Hughes County, South Dakota, or, at BED’s option, any other court of the Unified Judicial System of the State of South Dakota. Each of the parties hereby irrevocably consents and submits to the jurisdiction of the courts of the Unified Judicial System of the State of South Dakota.

5. This Employment Agreement may not be modified or amended except by mutual consent expressed in writing, which writing shall be expressly identified as a part hereof, and which writing shall be signed by an authorized representative of each of the parties hereto.

6. Any notice provided for herein shall be deemed given when transmitted as provided in Section 13 of the Loan Agreement.

7. The covenants in this Employment Agreement shall be deemed to be severable; in the event that any portion of this Employment Agreement is determined to be void or unenforceable, that determination shall not affect the validity of the remaining portions of the Employment Agreement.

8. Terms used herein and defined in the Loan Agreement shall have the same meaning as set forth in the Loan Agreement unless the context clearly requires otherwise.

9. Time is of the essence in the performance of the covenants, terms and conditions contained in this Employment Agreement. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns except that the Borrower may not assign or transfer it rights under the Loan Documents without prior written consent of BED.

Dated this 2 day of November, 2011.

SOUTH DAKOTA BOARD OF ECONOMIC DEVELOPMENT

(SEAL)	BY:	/s/ Tony Klein
Tony Klein
	ITS:	Treasurer

Manitex Load King, Inc.

(SEAL)	BY:	/s/ David H. Gransee
	ITS:	Vice President

ATTEST:

BY:	/s/ David J. Langevin
ITS:	President

NOTE: Corporate Borrowers must execute Loan Agreement, in corporate name, by duly authorized officer, and seal must be affixed and duly attested; Limited Liability Company Borrowers must execute Loan Agreement by duly authorized Manager or by all members; Partnership Borrowers must execute Loan Agreement in firm name, together with signature of an authorized general partner.

SCHEDULE A

PROJECTIONS

	Current	2012	2013	2014	2015	2016
Managers	7	7	7	7	7	7
Prof/Tech	4	7	7	7	7	7
Clerical	1	1	1	1	1	1
Sales	4	4	4	4	4	4
Service	1	1	1	1	1	1
Production	27	40	44	52	66	73
Total FTE’s	40	56	60	68	82	89
Total PTE’s	4	4	4	4	4	4

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